Exhibit 99.1

Investview, Inc. (“INVU”) Announces Results for the Third Quarter Ended September 30, 2022

Eatontown, NJ, November 14, 2022 — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, is pleased to announce financial results for the three and nine months ended September 30, 2022.

Consolidated Financial Highlights:

Results of Operations-Three Months Ended September 30, 2022 vs September 30, 2021

●	Gross Revenue (a Non-GAAP measure) decreased 36.9% to $16.1 million for the third quarter ended September 30, 2022, compared to $25.8 million for the comparable prior year period.

●	Net Revenue decreased 35.8% to $15.0 million for the third quarter ended September 30, 2022, compared to $23.4 million for the comparable prior year period.

●	Net income from operations increased 101.2% to $0.5 million for the third quarter ended September 30, 2022, compared to a net loss of $44.7 million for the comparable prior year period, largely due to the Q3 2021 non-recurring expense of $51.6 million attributable to the accounting for the acquisition of a proprietary software-based trading platform, a lower price of Bitcoin, increase in Bitcoin mining difficulty, as well as, older and less efficient Bitcoin mining equipment taken offline for analysis and repairs, a decline in NDAU sales and higher short-term legal expenses.

Results of Operations-Nine Months Ended September 30, 2022 vs September 30, 2021

●	Gross Revenue (a Non-GAAP Measure) decreased 36.0% to $51.2 million for the third quarter ended September 30, 2022, compared to $80.0 million for the comparable prior year period.

●	Net Revenue decreased 28.1% to $47.5 million for the third quarter ended September 30, 2022, compared to $66.1 million for the comparable prior year period.

●	Net income from operations increased 122.2% to $6.4 million for the third quarter ended September 30, 2022, compared to a net loss from operations of $28.8 million for the comparable prior year period, largely due to the Q3 2021 non-recurring expense of $51.6 million attributable to the accounting for the acquisition of a proprietary soft-ware based trading platform, a lower price of Bitcoin, an increase in Bitcoin mining difficulty, as well as, older and less efficient Bitcoin mining equipment taken offline for analysis and repairs, a decline in NDAU sales and higher short-term legal expenses.

Balance Sheet Data-September 30, 2022 vs December 31, 2021

●	Cash and cash equivalents at September 30, 2022 was $19.1 million, down $11.9 million from $31.0 million at December 31, 2021, principally as a result of the purchase of $15.2 million of next-generation mining equipment during the period. Accordingly, fixed assets increased by the same amount, partially offset by depreciation during the period. Total assets were flat during the current period at $51.5 million. Our current ratio remains strong at 2.21 as of September 30, 2022.

●	Outstanding debt decreased by $2.6 million to $11.1 million at September 30, 2022, down from $13.7 at December 31, 2021, with total liabilities also decreasing by $2.5 million during the period.

●	Total stockholders’ equity increased during the period by $2.5 million to $31.4 million, while shares issued and outstanding decreased by 262.9 million to 2,641.3 million at period end. The decrease in outstanding shares was largely attributable to a combination of the retirement of shares associated with a settlement between the Company and two former officers and directors, the effective repurchase of shares associated with the payment of certain tax withholdings upon the vesting of restricted shares granted to certain employees in 2021, and the surrender of previously granted unvested restricted share awards in exchange for common stock purchase options that vest in the future.

Operating Subsidiaries

iGenius net revenue in the third quarter of 2022 was $12.2 million, a decrease of $2.9 million or 19.0%, over the comparable period in 2021; with the decrease attributable to a $2.2 million decrease in subscription revenue and a $0.6 million decrease in ndau sales. Net revenue for the nine months ended September 30, 2022 was $38.0 million, a decrease of $3.0 million or 7.4% over the comparable period in 2021.

SAFETek net revenue in the third quarter of 2022 was $2.8 million, a decrease of 66.2% or $5.5 million over the comparable period in 2021. Net revenue for the nine months ended September 30, 2022 was $9.5 million, a decrease of 61.9% or $15.5 million over the comparable period in 2021. The decrease in net revenue was a result of the decrease in the value of Bitcoin, an increase in Bitcoin mining difficulty levels as well as older less efficient Bitcoin mining equipment being taken off-line for analysis and repairs during the period, and an increase in depreciation, a result of deploying additional new next-generation miner servers.

Operational Highlights

The Company continues to expand on its Bitcoin mining operations. During the nine-month period ended September 30, 2022, SAFETek, our Blockchain technology subsidiary, purchased 3,584 new next-generation mining servers. This expansion is intended to extend the Company’s initiative to use low-carbon and renewable energy sources in its mining operations. Once these new mining servers are fully deployed, SAFETek will have 99.50% of its mining operation operating from the latest generation and highest efficiency mining technology. This expansion is estimated to add over 100 Petahash per second to operational capacity extending SAFETek’s total operational hash rate capacity to an estimated 400+ Petahash per Second (equal to .400 EH/s Exahash per Second), representing a nearly 50% increase in operational hash rate to SAFETek’s online hash rate capacity.

SAFETek’s equipment acquisition will expand the Company’s mining fleet operating at its Bitcoin mining farm in Europe which operates on close to 100% renewable energy sources of hydro and geothermal energy. SAFETek has significantly reduced its energy and direct operational costs since relocating a majority of its miners to Europe, aided by the level of excess renewable energy sources and favorable climate conditions available from areas which have year-round average temperatures below 50 degrees F.

Investview Chief Executive Officer Victor M. Oviedo commented, “We continue to adapt to the changing landscape within the digital asset environment. Despite sustained pressure on the price of Bitcoin and increasing headwinds within the Bitcoin mining space, we have been able to generally maintain operating margins, due in large part to a significant decrease in the average price of Bitcoin, an even larger percentage increase in the average Bitcoin mining difficulty index, and as a result of additional next-generation mining servers we purchased this quarter. Further, in light of the recent revenue compression we have experienced, we have started to scale back expenses in our SAFETek workforce and broaden our focus on ways in which we can diversify our mix of products and services organically and through acquisitions.”

Ralph Valvano, Company CFO added, “Although we experienced erosion in our most recent operating results, we nevertheless still recognized positive net income from operations and an increase in stockholders’ equity at the end of our most recent quarter, despite material industry headwinds and significant non-recurring operating costs. We continue to manage our balance sheet by investing in new next-generation equipment, paying down debt and repurchasing our common stock, while maintaining a strong liquid cash position. Throughout the quarter, we remained laser focused on optimizing our operations across both our SAFETek mining and high performance computing and iGenius business operations. Our conservative approach to managing our balance sheet continues to be paramount for us at Investview. We remain steadfastly committed to effectively managing capital in today’s challenging environment and believe we are well positioned to deliver shareholder value in 2023 and beyond.”

About Investview, Inc.

Investview, Inc., a Nevada corporation , a financial technology (FinTech) services company, operates several different businesses, including a Financial Education and Technology business that delivers a series of products and services involving financial education, digital assets and related technology, through a network of independent distributors; a Blockchain Technology and Crypto Mining Products and Services business including leading-edge research, development and FinTech services involving the management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets; and a Brokerage and Financial Markets business model that is currently in the early stages but seeks to expand by potential acquisitions within the investment management and brokerage industries in order to, among other things, commercialize on the proprietary trading platform we acquired in September 2021. For more information on Investview, please visit: www.investview.com.

Forward-Looking Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements made by the Company regarding the operating speed and capacity of its mining servers are based solely on the Company’s reliance on manufacturer’s technical specifications. Our forward-looking statements also assume that we will be able to develop our nascent business within the investment management and brokerage businesses through acquisitive efforts, although there can be no assurance that we will be able to locate, or secure financing sufficient to acquire, one or more suitable acquisition targets within this business sector; particularly given the inability to secure FINRA consent on an aborted acquisition within the brokerage industry during 2022. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Ralph R. Valvano

Phone Number: 732.889.4300

Email: pr@investview.com

Reconciliation of Gross Revenue to Net Revenue

(unaudited)

As used in this report, Gross Revenues are not a measure of financial performance under United States Generally Accepted Accounting Principles (“GAAP”). Gross Revenues are presented as they are used by management to understand the total revenue before certain items such as refunds, incentives, credits, chargebacks and amounts paid to third party providers. The non-GAAP Gross Revenue measure is a supplement to the GAAP financial information. A reconciliation between Gross Revenue (non-GAAP) and Net Revenue is presented in the table below.

Gross Revenue (non-GAAP) to Net Revenue reconciliation for the nine months ended September 30, 2022 is as follows:

	Subscription Revenue	Cryptocurrency Revenue	Mining Revenue	Miner Repair Revenue	Digital Wallet Revenue	Total
Gross billings/receipts	$39,087,141	$2,548,316	$9,412,751	$123,621	$7,157	$51,178,986
Refunds, incentives, credits, and chargebacks	(2,428,351)	-	-	-	-	(2,428,351)
Amounts paid to providers	-	(1,239,507)	-	-	(1,289)	(1,240,796)
Net revenue	$36,658,790	$1,308,809	$9,412,751	$123,621	$5,868	$47,509,839

Gross Revenue (non-GAAP) to Net Revenue reconciliation for the nine months ended September 30, 2021 is as follows:

	Subscription Revenue	Cryptocurrency Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$34,843,588	$20,082,329	$25,047,680	$2,032	$79,975,629
Refunds, incentives, credits, and chargebacks	(2,009,960)	-	-	-	(2,009,960)
Amounts paid to providers	-	(11,914,034)	-	-	(11,914,034)
Net revenue	$32,833,628	$8,168,295	$25,047,680	$2,032	$66,051,635

Gross Revenue (non-GAAP) to Net Revenue reconciliation for the three months ended September 30, 2022 is as follows:

	Subscription Revenue	Cryptocurrency Revenue	Mining Revenue	Miner Repair Revenue	Digital Wallet Revenue	Total
Gross billings/receipts	$12,638,375	$673,933	$2,777,634	$43,511	$-	$16,133,454
Refunds, incentives, credits, and chargebacks	(814,794)	-	-	-	-	(814,794)
Amounts paid to providers	-	(322,500)	-	-	-	(322,500)
Net revenue	$11,823,581	$351,433	$2,777,634	$43,511	$-	$14,996,159

Gross Revenue (non-GAAP) to Net Revenue reconciliation for the three months ended September 30, 2021 is as follows:

	Subscription Revenue	Cryptocurrency Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$14,904,004	$2,329,566	$8,338,759	$-	$25,572,329
Refunds, incentives, credits, and chargebacks	(869,790)	-	-	-	(869,790)
Amounts paid to providers	-	(1,331,439)	-	-	(1,331,439)
Net revenue	$14,034,214	$998,127	$8,338,759	$-	$23,371,100